UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 8, 2021

ARDELYX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36485	26-1303944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 FIFTH AVE., SUITE 210, WALTHAM, MASSACHUSETTS 02451
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (510) 745-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	ARDX	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 8, 2021, the Board of Directors of Ardelyx, Inc. (the “Company”) approved and on October 12, 2021 management began implementing, a restructuring plan to reduce operating costs and better align the Company’s workforce with the needs of its business following the receipt of a complete response letter (“CRL”) from the U.S. Food and Drug Administration (the “FDA”) on July 28, 2021 regarding the Company’s New Drug Application (“NDA”) for the control of serum phosphorus in chronic kidney disease patients on dialysis, and the subsequent conclusion of a Type A meeting with the FDA on October 4, 2021. The restructuring plan is expected to be completed in December 2021.
Under the restructuring plan, the Company is reducing its workforce by approximately 102 employees (approximately 65%). Impacted employees have received notice that their positions will be eliminated on December 15, 2021. At the time of departure from the Company, either on December 15, 2021, or earlier, impacted employees are eligible to receive severance benefits and Company funded COBRA premiums, contingent upon an impacted employee’s execution (and non-revocation) of a separation agreement, which includes a general release of claims against the Company. The Company expects that the workforce reduction will decrease its annual cash compensation costs by approximately $18.1 million.

In connection with the restructuring, the Company estimates that it will incur aggregate restructuring charges of approximately $2.3 million, which will be recorded primarily in the fourth quarter 2021, related to severance payments and other employee-related costs. The severance payments related to the reduction in workforce will be paid primarily during the fourth quarter of 2021. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the reduction in workforce.

This item 2.05 contains forward-looking statements, including, but not limited to, statements related to the expected costs associated with the restructuring and the expected reduction in annual cash compensation costs resulting from the workforce reduction. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to cost reduction efforts. In addition, the Company’s workforce reduction costs may be greater than anticipated. A further description of the risks and uncertainties relating to the business of the Company is contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the Securities and Exchange Commission (the “SEC”), and the Company’s subsequent current reports filed with the SEC. The Company undertakes no duty or obligation to update any forward-looking statements contained in this Item 2.05 as a result of new information, future events or changes in its expectations.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2021, the Board determined that it is in the best interests of the Company and its stockholder to put in place arrangements designed to provide that the Company will have the continued dedication and commitment of those employees, including executives, determined to be key to the restructuring and planned future operations of the Company, and thus, not impacted by the reduction in force. The Board approved, and management is implementing a retention program consisting of cash payments and grants of restricted stock units to the Company’s employees not impacted by the reduction in force. As part of the retention plan the Company expects to enter into retention agreements with the retained employees, including the following named executive officers: Mike Raab, the Company’s Chief Executive Officer, Justin Renz, the Company’s Chief Financial Officer and Susan Rodriguez, the Company’s Chief Commercial Officer. Under those retention arrangements, each of Messrs. Raab and Renz and Ms. Rodriguez will receive a restricted stock unit (“RSU”) grant for 300,000, 250,000 and 150,000 shares, respectively. The RSUs will vest in full on June 1, 2022. Additionally, the retention agreement will provide Messrs. Raab and Renz and Ms. Rodriguez the opportunity to earn cash bonuses upon the achievement of certain milestones in the amounts of $300,000, $250,000 and $150,000, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2021	ARDELYX, INC.

	By:	/s/ Justin Renz
Justin Renz
Chief Financial Officer